Exhibit 99.1

THERMOGENESIS CORP. RAISES $6.67 MILLION

IN PRIVATE PLACEMENT FINANCING

RANCHO CORDOVA, Calif., January 27, 2014 -- ThermoGenesis Corp. (Nasdaq: KOOL) today announced that it has entered into definitive agreements with institutional investors in connection with a private placement of common stock and warrants to purchase common stock. Upon the closing of this financing, ThermoGenesis will receive gross proceeds of approximately $6.67 million resulting from the issuance and sale of approximately 3.33 million shares of common stock at a price per share of $2.00.  The purchasers will also receive warrants to purchase up to approximately 1.66 million shares of common stock at an exercise price of $2.81 per share. The warrants are non-exercisable for six months after the closing of the financing and have a term of 5 years.

The financing, which is expected to close on or about January 30, 2014, is subject to the satisfaction of certain customary closing conditions contained in the securities purchase agreement.  In connection with this financing, ThermoGenesis entered into a registration rights agreement pursuant to which ThermoGenesis will file a resale registration statement for the common stock and common stock underlying the warrants within 30 days.

ThermoGenesis intends to use the aggregate net proceeds of the financing primarily for general corporate purposes, as well as for the continued advancement of its pipeline of clinical trials within the cardiovascular and orthopedic markets.

Maxim Group LLC acted as sole placement agent for the financing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.ThermoGenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the processing and preservation of cell and tissue concentrates. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-Q™ 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include that the Company will able to consummate the financing.  In addition, the Company is subject to certain risks.   A more complete description of these risks is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements and the Company.

Contact:
ThermoGenesis Corp.
Web site: http://www.ThermoGenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@ThermoGenesis.com